                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)



                               Arch Wireless, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title and Class of Securities)

                                    039381108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 James B. Rubin
                                     Manager
                       Resurgence Asset Management, L.L.C.
                               10 New King Street
                          White Plains, New York 10604
                            Telephone: (914) 288-8600

--------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                  July 3, 2001
       ------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |X|.

      NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 25 Pages)

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 2 OF 25 PAGES
--------------------------------------------------------------------------------
     1       NAME  OF REPORTING  PERSONS
             I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)
             James B. Rubin
             Resurgence Asset Management, L.L.C. (1)
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*  (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*
             Funds of investors in M.D. Sass Corporate Resurgence Partners, L.P. and M.D. Sass Corporate Resurgence Partners II, L.P.
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM  2(d) or 2(e)                                      |_|
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
--------------------------------------------------------------------------------
 Number of Shares             (7) SOLE VOTING POWER
 Beneficially Owned                 7,213,931 (1)
 by Each Reporting           ---------------------------------------------------
 Person With                  (8) SHARED VOTING POWER
                                    0
                             ---------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    7,213,931 (1)
                             ---------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             7,213,931 (1)
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                    |_|
--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)
             3.969%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*
             IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Resurgence Asset Management, L.L.C. ("RAM") exercises voting and dispositive power over the Issuer's securities, solely in RAM's capacity as the general partner and sole investment advisor of M.D. Sass Corporate Resurgence Partners, L.P. and investment advisor to M.D. Sass Corporate Resurgence Partners II, L.P. Accordingly, RAM and M.D. Sass Corporate Resurgence Partners, L.P. may be deemed to share voting and dispositive power with each of M.D. Sass Corporate Resurgence Partners, L.P. and M.D. Sass Corporate Resurgence Partners II, L.P. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day activities of RAM.

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 3 OF 25 PAGES
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S.  IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
             James B. Rubin
             Resurgence Asset Management International, L.L.C. (1)
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*
             Funds of investors in M.D. Sass Corporate Resurgence International, Ltd. and M.D. Sass Re/Enterprise International, Ltd.
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM  2(d) or 2(e)                                      |_|
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
--------------------------------------------------------------------------------
 Number of Shares             (7) SOLE VOTING POWER
 Beneficially Owned                 3,976,367 (1)
 by Each Reporting           ---------------------------------------------------
 Person With                  (8) SHARED VOTING POWER
                                    -0-
                             ---------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    3,976,367 (1)
                             ---------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             3,976,367 (1)
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                    |_|
--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             2.188%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*
             IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Resurgence Asset Management International, L.L.C. ("RAMI") exercises voting and dispositive power over Issuer's securities (a) solely in RAMI's capacity as sole special shareholder of and sole investment advisor of M.D. Sass Corporate Resurgence Partners International, Ltd., and (b) solely in RAMI's capacity as sole special shareholder and sole investment advisor to M.D. Sass Re/Enterprise International, Ltd. Accordingly, RAMI may be deemed to share voting and dispositive power with each of M.D. Sass Corporate Resurgence Partners International, Ltd. and M.D. Sass Re/Enterprise International, Ltd. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day activities of RAMI.

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 4 OF 25 PAGES
--------------------------------------------------------------------------------
     1       NAME  OF REPORTING  PERSONS
             I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)
             James B. Rubin
             Re/Enterprise Asset Management, L.L.C. (1)
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*  (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*
             Funds of investors in M.D. Sass Re/Enterprise Partners, L.P., M.D. Sass Re/Enterprise-II, L.P. and other funds managed by Re/Enterprise Asset Management, L.L.C.
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM  2(d) or 2(e)                                      |_|
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE  OF ORGANIZATION
             Delaware
--------------------------------------------------------------------------------
 Number of Shares             (7) SOLE VOTING POWER
 Beneficially Owned                 4,095,269 (1)
 by Each Reporting           ---------------------------------------------------
 Person With                  (8) SHARED VOTING POWER
                                    -0-
                             ---------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    4,095,269 (1)
                             ---------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             4,095,269 (1)
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                    |_|
--------------------------------------------------------------------------------
     13      PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)
             2.253%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*
             IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Re/Enterprise Asset Management, L.L.C. ("REAM") exercises voting and dispositive power over the Issuer's securities (a) as the sole investment advisor to two employee pension plans and (b) as general partner and sole investment advisor of M.D. Sass Re/Enterprise Partners, L.P. ("Enterprise") and M.D. Sass Re/Enterprise-II, L.P. ("Enterprise-II"). Accordingly, REAM may be deemed to share voting and dispositive power with each of the pension plans and with Enterprise and Enterprise-II. Mr. James
      B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day activities of REAM.

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 5 OF 25 PAGES
--------------------------------------------------------------------------------
     1       NAME  OF REPORTING  PERSONS
             I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)
             Kingstreet, Ltd. (1)
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*  (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*
             Corporate funds
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM  2(d) or 2(e)                                      |_|
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION
             British Virgin Islands
--------------------------------------------------------------------------------
 Number of Shares             (7) SOLE VOTING POWER
 Beneficially Owned                 92,215 (1)
 by Each Reporting           ---------------------------------------------------
 Person With                  (8) SHARED VOTING POWER
                                    -0-
                             ---------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    92,215 (1)
                             ---------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             92,215 (1)
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                    |X|
--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0.051%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*
             CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Kingstreet, Ltd. is the wholly-owned subsidiary of the M.D. Sass Re/Enterprise International Irrevocable Trust II (the "Trust"). Accordingly, Kingstreet, Ltd. and the Trust may be deemed to share voting and dispositive power over the Issuer's securities. Voting and dispositive power on behalf of the Trust is exercised through its trustee, CITCO Trustees Company (BVI) Ltd. The sole director of Kingstreet, Ltd. is CTC Corporation Ltd.

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 6 OF 25 PAGES
--------------------------------------------------------------------------------
     1       NAME  OF REPORTING  PERSONS
             I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)
             Resurgence Parallel Fund, L.L.C. (1)
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*  (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*
             Corporate funds
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM  2(d) or 2(e)                                      |_|
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE  OF ORGANIZATION
             Delaware
--------------------------------------------------------------------------------
 Number of Shares             (7) SOLE VOTING POWER
 Beneficially Owned                 240,784 (1)
 by Each Reporting           ---------------------------------------------------
 Person With                  (8) SHARED VOTING POWER
                                    -0-
                             ---------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    240,784 (1)
                             ---------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             240,784 (1)
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                    |X|
--------------------------------------------------------------------------------
     13      PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)
             0.132%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*
             OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Voting and dispositive power over the Issuer's securities is exercised through Resurgence Parallel Fund, L.L.C.'s managers, Martin D. Sass, Hugh
      R. Lamle and Martin E. Winter.

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 7 OF 25 PAGES
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)
             M.D. Sass Associates, Inc. Employees Profit Sharing Plan (1)
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER  OF A GROUP*    (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*
             Employee funds
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM  2(d) or 2(e)                                      |_|
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE  OF ORGANIZATION
             New York
--------------------------------------------------------------------------------
 Number of Shares             (7) SOLE VOTING POWER
 Beneficially Owned                 31,825 (1)
 by Each Reporting           ---------------------------------------------------
 Person With                  (8) SHARED VOTING POWER
                                    -0-
                             ---------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    31,825 (1)
                             ---------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             31,825 (1)
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                    |X|
--------------------------------------------------------------------------------
     13      PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)
             0.018%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*
             EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) The trustee of M.D. Sass Associates, Inc. Employees Profit Sharing Plan is Martin E. Winter.

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 8 OF 25 PAGES
--------------------------------------------------------------------------------
     1       NAME  OF REPORTING  PERSONS
             I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)
             James B. Rubin
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*  (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*
             Personal funds
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM  2(d) or 2(e)                                      |_|
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE  OF ORGANIZATION
             New York
--------------------------------------------------------------------------------
 Number of Shares             (7) SOLE VOTING POWER
 Beneficially Owned                 239,976 (1)
 by Each Reporting           ---------------------------------------------------
 Person With                  (8) SHARED VOTING POWER
                                    -0-
                             ---------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    239,976 (1)
                             ---------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             239,976 (1)
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                    |X|
--------------------------------------------------------------------------------
     13      PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)
             0.132%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*
             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 9 OF 25 PAGES
--------------------------------------------------------------------------------
     1       NAME  OF REPORTING  PERSONS
             I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)
             Devonshire Capital Partners, L.L.C. (1)
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*  (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*
             Corporate funds
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM  2(d) or 2(e)                                      |_|
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE  OF ORGANIZATION
             N/A
--------------------------------------------------------------------------------
 Number of Shares             (7) SOLE VOTING POWER
 Beneficially Owned                 154,014 (1)
 by Each Reporting           ---------------------------------------------------
 Person With                  (8) SHARED VOTING POWER
                                    -0-
                             ---------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    154,014 (1)
                             ---------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             154,014 (1)
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                    |X|
--------------------------------------------------------------------------------
     13      PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)
             0.085%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*
             OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   The manager of Devonshire Capital Partners, L.L.C. ("Devonshire"), Thomas
      A. Larkin, is responsible for ordinary management and investment decisions. However, the voting of certain securities in which Devonshire owns more than 5% of the voting power must be approved of a majority of the Class A members. Class A members of Devonshire are James B. Rubin, Guadalupe G. Rubin and Thomas A. Larkin.

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 10 OF 25 PAGES
--------------------------------------------------------------------------------
     1       NAME  OF REPORTING  PERSONS
             I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

             J.B. Rubin & Company Profit Sharing Plan (1)
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*  (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*
             Employee funds
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM  2(d) or 2(e)                                      |_|
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE  OF ORGANIZATION
             N/A
--------------------------------------------------------------------------------
 Number of Shares             (7) SOLE VOTING POWER
 Beneficially Owned                 1,828 (1)
 by Each Reporting           ---------------------------------------------------
 Person With                  (8) SHARED VOTING POWER
                                    -0-
                             ---------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    1,828 (1)
                             ---------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,828 (1)
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                    |X|
--------------------------------------------------------------------------------
     13      PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)
             0.001%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*
             EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)   The trustee of J.B. Rubin & Company Profit Sharing Plan is James B. Rubin.

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 11 OF 25 PAGES
--------------------------------------------------------------------------------
     1       NAME  OF REPORTING  PERSONS
             I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

             Guadalupe G. Rubin IRA (1)
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*  (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*
             Personal funds
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM  2(d) or 2(e)                                      |_|
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE  OF ORGANIZATION
             N/A
--------------------------------------------------------------------------------
 Number of Shares             (7) SOLE VOTING POWER
 Beneficially Owned                 6,993 (1)
 by Each Reporting           ---------------------------------------------------
 Person With                  (8) SHARED VOTING POWER
                                    -0-
                             ---------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    6,993 (1)
                             ---------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             6,993 (1)
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                    |X|
--------------------------------------------------------------------------------
     13      PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)
             0.004%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*
             OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


(1)   Voting and dispositive power is executed by Guadalupe G. Rubin.

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 12 OF 25 PAGES
--------------------------------------------------------------------------------
     1       NAME  OF REPORTING  PERSONS
             I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

             James B. Rubin IRA (1)
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*  (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*
             Personal funds
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM  2(d) or 2(e)                                      |_|
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE  OF ORGANIZATION
             N/A
--------------------------------------------------------------------------------
 Number of Shares             (7) SOLE VOTING POWER
 Beneficially Owned                 8,458 (1)
 by Each Reporting           ---------------------------------------------------
 Person With                  (8) SHARED VOTING POWER
                                    -0-
                             ---------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    8,458 (1)
                             ---------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             8,458 (1)
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                    |X|
--------------------------------------------------------------------------------
     13      PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)
             0.005%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*
             OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


(1)   Voting and dispositive power is executed by James B. Rubin.

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 13 OF 25 PAGES
--------------------------------------------------------------------------------
     1       NAME  OF REPORTING  PERSONS
             I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

             Resurgence Parallel Fund II, L.L.C. (1)
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*  (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*
             Corporate funds
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM  2(d) or 2(e)                                      |_|
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE  OF ORGANIZATION
             Delaware
--------------------------------------------------------------------------------
 Number of Shares             (7) SOLE VOTING POWER
 Beneficially Owned                 34,494 (1)
 by Each Reporting           ---------------------------------------------------
 Person With                  (8) SHARED VOTING POWER
                                    -0-
                             ---------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    34,494 (1)
                             ---------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             34,494 (1)
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                    |X|
--------------------------------------------------------------------------------
     13      PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)
             0.019%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*
             OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


(1) Voting and dispositive power over the Issuer's securities is exercised through Resurgence Parallel Fund II, L.L.C.'s managers, Martin D. Sass, Hugh R. Lamle and Martin E. Winter.

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 14 OF 25 PAGES
--------------------------------------------------------------------------------
     1       NAME  OF REPORTING  PERSONS
             I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

             Resurgence Asset Management Employee Retirement Plan (1)
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*  (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*
             Employee funds
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM  2(d) or 2(e)                                      |_|
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE  OF ORGANIZATION
             N/A
--------------------------------------------------------------------------------
 Number of Shares             (7) SOLE VOTING POWER
 Beneficially Owned                 2,528 (1)
 by Each Reporting           ---------------------------------------------------
 Person With                  (8) SHARED VOTING POWER
                                    -0-
                             ---------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    2,528 (1)
                             ---------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             2,528 (1)
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                    |X|
--------------------------------------------------------------------------------
     13      PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)
             0.001%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*
             EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) The trustee of Resurgence Asset Management Employee Retirement Plan is James B. Rubin.

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 15 OF 25 PAGES
--------------------------------------------------------------------------------
     1       NAME  OF REPORTING  PERSONS
             I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

             J. B. Rubin & Company Defined Contribution Plan (1)
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*  (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*
             Employee funds
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM  2(d) or 2(e)                                      |_|
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE  OF ORGANIZATION
             N/A
--------------------------------------------------------------------------------
 Number of Shares             (7) SOLE VOTING POWER
 Beneficially Owned                 127,041 (1)
 by Each Reporting           ---------------------------------------------------
 Person With                  (8) SHARED VOTING POWER
                                    0
                             ---------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    127,041 (1)
                             ---------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             127,041 (1)
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                    |X|
--------------------------------------------------------------------------------
     13      PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)
             0.070%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*
             EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) The trustee of the J. B. Rubin & Company Defined Contribution Plan is James B. Rubin.

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 16 OF 25 PAGES
--------------------------------------------------------------------------------
     1       NAME  OF REPORTING  PERSONS
             I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

             Mid Ocean Capital Ltd. (1)
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*  (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*
             Corporate funds
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM  2(d) or 2(e)                                      |_|
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE  OF ORGANIZATION
             British Virgin Islands
--------------------------------------------------------------------------------
 Number of Shares             (7) SOLE VOTING POWER
 Beneficially Owned                 14,053 (1)
 by Each Reporting           ---------------------------------------------------
 Person With                  (8) SHARED VOTING POWER
                                    0
                             ---------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    14,053 (1)
                             ---------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             14,053 (1)
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                    |X|
--------------------------------------------------------------------------------
     13      PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)
             0.008%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*
             OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Mid Ocean Capital Ltd. is the wholly-owned subsidiary of the M.D. Sass Corporate Resurgence International Irrevocable Trust B (the "Trust"). Accordingly, Mid Ocean Capital Ltd. and the Trust may be deemed to share voting and dispositive power over the Issuer's securities. Voting and dispositive power over the Issuer's securities is exercised through CITCO Trustees (BVI) Ltd. The sole director of Mid Ocean Capital Ltd. is Inter Caribbean Services Ltd.

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 17 OF 25 PAGES
--------------------------------------------------------------------------------

ITEM 1.  SECURITY AND ISSUER.

      This Schedule 13D relates to Common Stock of Arch Wireless, Inc., a Delaware corporation ("Issuer"). The Issuer's principal executive offices are located at 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581.

ITEM 2.  IDENTITY AND BACKGROUND.

(a)   Names of Persons Filing:

      1.    Resurgence Asset Management, L.L.C. ("RAM")

      2.    Resurgence Asset Management International, L.L.C. ("RAMI")

      3.    Re/Enterprise Asset Management, L.L.C. ("REAM")

      4.    Kingstreet, Ltd.

      5.    Resurgence Parallel Fund, L.L.C. ("Parallel Fund I")

      6.    M.D. Sass Associates, Inc. Employees Profit Sharing Plan ("SAEPS")

      7.    James B. Rubin

      8.    Devonshire Capital Partners, L.L.C. ("Devonshire")

      9.    J.B. Rubin & Company Profit Sharing Plan (the "Rubin Plan")

      10.   Guadalupe G. Rubin IRA

      11.   James B. Rubin IRA

      12.   Resurgence Parallel Fund II, LLC ("Parallel Fund II")

      13.   Resurgence Asset Management Employee Retirement Plan ("RAM Plan")

      14. J. B. Rubin & Company Defined Contribution Plan ("Rubin Contribution Plan")

      15.   Mid Ocean Capital Ltd.

(Each person listed above is a "Reporting Person" and collectively "Reporting Persons")

(b) The address for each of RAM, RAMI, REAM, James B. Rubin, the Rubin Plan, Parallel Fund, Parallel Fund II, RAM Plan, Rubin Contribution Plan, Devonshire, the Guadalupe G. Rubin IRA and the James B. Rubin IRA is:

            10 New King Street
            First Floor
            White Plains, New York 10604

      The address for Mid Ocean Capital  Ltd. is:

            c/o  CITCO Trustees (BVI) Ltd.
            P.O. Box 662
            Road Town, Tortola
            British Virgin Islands

      The address for SAEPS is:

            1185 Avenue of the Americas
            18th Floor
            New York, New York  10036

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 18 OF 25 PAGES
---------------------                             ------------------------------

      The address for Kingstreet, Ltd. is:

            c/o  CITCO Trustees (BVI) Ltd.
            P.O. Box 662
            Road Town, Tortola
            British Virgin Islands

(c) The principal occupation of RAM, RAMI and REAM is that of investment advisor. The principal occupation of James B. Rubin is Chief Investment Officer of RAM, RAMI and REAM.

      The principal occupation of Kingstreet, Ltd. is to make and hold investments on behalf of the M.D. Sass Re/Enterprise International Irrevocable Trust II.

      The principal occupation of Parallel Fund I and Parallel Fund II is to make investments in certain funds managed by RAM.

      The principal occupation of SAEPS, the Rubin Plan, the RAM Plan and the Rubin Contribution Plan is that of an employee benefit plan.

      The principal occupation of Mid Ocean Capital Ltd. is to make and hold investments on behalf of its principal.

      The Guadalupe G. Rubin IRA and James B. Rubin IRA are individual retirement accounts.

(d)-(e) None of the Reporting Persons, has, during the last five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which he or it was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)   See Row 6 of each cover page.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

      As of April 18, 2001 the Reporting Persons beneficially owned an aggregate of 16,239,776 shares of the Common Stock, representing 8.935% of the total outstanding Common Stock.

      The funds for acquisitions by the employee benefit or retirement plans, including the individual retirement accounts, were provided by monies invested by or contributed on behalf of the employee participants in such plans or accounts. The funds for acquisitions by the other Reporting Persons were provided by monies invested as capital contributions by investors, partners or shareholders as the case may be.

ITEM 4.  PURPOSE OF TRANSACTION.

      The Reporting Persons' respective acquisitions of the securities were originally made for investment purposes.

      None of the Reporting Persons has formulated any plans or proposals that relate to or otherwise result in any matter required to be disclosed in response to paragraphs (a) through (i) of Item 4 of Schedule 13D. However, Resurgence Asset Management, L.L.C. on behalf of itself and its affiliated funds, which also hold bonds of the Issuer, determined, as of July 3, 2001, to oppose a restructuring plan proposed by the Issuer. Each of the Reporting Persons intends to continuously review its or his investment in the Issuer, and may, at any time and from time to time, through the committee or otherwise review or reconsider its or his position and formulate plans or proposals that relate to, might result in or have the purpose or effect of changing or influencing control of the Issuer, or that relate to or

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 19 OF 25 PAGES
---------------------                             ------------------------------

would result in any of the other events enumerated in paragraphs (a) through (i) of Item 4.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

(a) - (b) See Rows 7, 9, 11 and 13 of each cover page.

      The percentages in Row 13 of each cover page are based on 181,753,093 shares of Common Stock that were outstanding as of April 18, 2001, as reported in the Issuer's Form 10-Q.

(c) None of the Reporting Persons has effected any transactions in the Common Stock during the past 60 days.

(d) No person other than those named in Item 2 is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares.

(e)   Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

      None.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

      Exhibit 1      Agreement as to Joint Filing of Schedule 13D

      Exhibit 2      Disclaimer of Beneficial Ownership

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 20 OF 25 PAGES
---------------------                             ------------------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: July 13, 2001
                               RESURGENCE ASSET MANAGEMENT, L.L.C.

                               BY: /s/ James B. Rubin
                               ------------------------------------
                               James B. Rubin, Manager

                               RESURGENCE ASSET MANAGEMENT INTERNATIONAL, L.L.C.

                               BY: /s/ James B. Rubin
                               ------------------------------------
                               James B. Rubin, Manager

                               RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                               BY: /s/ James B. Rubin
                               ------------------------------------
                               James B. Rubin, Manager

                               KINGSTREET, LTD.

                               BY: /s/ Marc S. Kirschner
                               ------------------------------------
                               Marc S. Kirschner, Authorized Signor

                               RESURGENCE PARALLEL FUND, L.L.C.

                               BY: /s/ Martin D. Sass
                               ------------------------------------
                               Martin D. Sass, Manager

                               M.D. SASS ASSOCIATES, INC. EMPLOYEES PROFIT
                               SHARING PLAN

                               BY: /s/ Martin E. Winter
                               ------------------------------------------
                               Martin E. Winter

                               JAMES B. RUBIN

                               /s/ James B. Rubin
                               ------------------------------------
                               James B. Rubin

                               J.B. RUBIN & COMPANY PROFIT SHARING PLAN

                               BY: /s/ James B. Rubin
                               ------------------------------------
                               James B. Rubin

                               RESURGENCE ASSET MANAGEMENT EMPLOYEE RETIREMENT PLAN

                               BY: /s/ James B. Rubin
                               ------------------------------------
                               James B. Rubin, Trustee

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 21 OF 25 PAGES
---------------------                             ------------------------------


                               DEVONSHIRE CAPITAL PARTNERS, L.L.C.

                               BY: /s/ James B. Rubin
                               ------------------------------------
                               James B. Rubin, Member

                               GUADALUPE G. RUBIN IRA

                               BY: /s/ Guadalupe G. Rubin
                               ------------------------------------
                               Guadalupe G. Rubin, Beneficiary

                               JAMES B. RUBIN IRA

                               BY: /s/ James B. Rubin
                               ------------------------------------
                               James B. Rubin, Beneficiary

                               RESURGENCE PARALLEL FUND II, LLC

                               BY: /s/ Martin E. Winter
                               ------------------------------------
                               Martin E. Winter, Member

                               J.B. RUBIN & COMPANY DEFINED CONTRIBUTION PLAN

                               BY: /s/ James B. Rubin
                               ------------------------------------
                               James B. Rubin, Trustee

                               MID OCEAN CAPITAL LTD.

                               BY: /s/ Marc S. Kirschner
                               ------------------------------------
                               Marc S. Kirschner, Authorized Signor

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 22 OF 25 PAGES
---------------------                             ------------------------------

                          EXHIBIT INDEX TO SCHEDULE 13D
                               ARCH WIRELESS, INC.

      Exhibit 1 Agreement between Resurgence Asset Management, L.L.C. ("RAM"), Resurgence Asset Management International, L.L.C. ("RAMI"), Re/Enterprise Asset Management, L.L.C. ("REAM"), Kingstreet, Ltd., Resurgence Parallel Fund L.L.C. ("Parallel Fund I"), M.D. Sass Associates, Inc. Employees Profit Sharing Plan ("SAEPS"), James B. Rubin, Devonshire Capital Partners, L.L.C. ("Devonshire"), J.B. Rubin & Company Profit Sharing Plan (the "Rubin Plan"), Guadalupe G. Rubin IRA, James B. Rubin IRA, Resurgence Parallel Fund II, LLC ("Parallel Fund II"), Resurgence Asset Management Employee Retirement Plan ("RAM Plan"),
                     J. B. Rubin & Company Defined Contribution Plan ("Rubin Contribution Plan") and Mid Ocean Capital Ltd. as to joint filing of Schedule 13D.

      Exhibit 2      Disclaimer of Beneficial Ownership by RAM, RAMI and REAM.

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 23 OF 25 PAGES
---------------------                             ------------------------------

                                    EXHIBIT 1

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13D

Each of the undersigned hereby affirms that it is individually eligible to use
Schedule 13D, and agrees that this Schedule 13D is filed on its behalf.

Dated:  July 13, 2001

                               RESURGENCE ASSET MANAGEMENT, L.L.C.

                               BY: /s/ James B. Rubin
                               ------------------------------------
                               James B. Rubin, Manager

                               RESURGENCE ASSET MANAGEMENT INTERNATIONAL, L.L.C.

                               BY: /s/ James B. Rubin
                               ------------------------------------
                               James B. Rubin, Manager

                               RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                               BY: /s/ James B. Rubin
                               ------------------------------------
                               James B. Rubin, Manager

                               KINGSTREET, LTD.

                               BY: /s/ Marc S. Kirschner
                               ------------------------------------------
                               Marc S. Kirschner, Authorized Signor

                               RESURGENCE PARALLEL FUND, L.L.C.

                               BY: /s/ Martin D. Sass
                               ------------------------------------
                               Martin D. Sass, Manager

                               M.D. SASS ASSOCIATES, INC. EMPLOYEES PROFIT
                               SHARING PLAN

                               BY: /s/ Martin E. Winter
                               ------------------------------------------
                               Martin E. Winter

                               JAMES B. RUBIN

                               /s/ James B. Rubin
                               ------------------------------------
                               James B. Rubin

                               J.B. RUBIN & COMPANY PROFIT SHARING PLAN

                               BY: /s/ James B. Rubin
                               ------------------------------------
                               James B. Rubin

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 24 OF 25 PAGES
---------------------                             ------------------------------

                               RESURGENCE ASSET MANAGEMENT EMPLOYEE RETIREMENT PLAN

                               BY: /s/ James B. Rubin
                               ------------------------------------------
                               James B. Rubin, Trustee

                               DEVONSHIRE CAPITAL PARTNERS, L.L.C.

                               BY: /s/ James B. Rubin
                               ------------------------------------------
                               James B. Rubin, Member

                               GUADALUPE G. RUBIN IRA

                               BY: /s/ Guadalupe G. Rubin
                               ------------------------------------------
                               Guadalupe G. Rubin, Beneficiary

                               JAMES B. RUBIN IRA

                               BY: /s/ James B. Rubin
                               ------------------------------------------
                               James B. Rubin, Beneficiary

                               RESURGENCE PARALLEL FUND II, LLC

                               BY: /s/ Martin E. Winter
                               ------------------------------------------
                               Martin E. Winter, Member

                               J.B. RUBIN & COMPANY DEFINED CONTRIBUTION PLAN

                               BY: /s/ James B. Rubin
                               ------------------------------------------
                               James B. Rubin, Trustee

                               MID OCEAN CAPITAL LTD.

                               BY: /s/ Marc S. Kirschner
                               ------------------------------------------
                               Marc S. Kirschner, Authorized Signor

---------------------                             ------------------------------
CUSIP No. 039381108           SCHEDULE 13D              PAGE 25 OF 25 PAGES
---------------------                             ------------------------------

                                    EXHIBIT 2

                       DISCLAIMER OF BENEFICIAL OWNERSHIP

Each of the undersigned disclaims beneficial ownership of the securities referred to in the Schedule 13D to which this exhibit is attached, and the filing of this Schedule 13D shall not be construed as an admission that any of the undersigned is, for the purpose of Section 13D or 13G of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities covered by this Schedule 13D.

Dated:  July 13, 2001

                               RESURGENCE ASSET MANAGEMENT, L.L.C.

                               BY: /s/ James B. Rubin
                               ------------------------------------------
                               James B. Rubin, Manager

                               RESURGENCE ASSET MANAGEMENT INTERNATIONAL, L.L.C.

                               BY: /s/ James B. Rubin
                               ------------------------------------------
                               James B. Rubin, Manager

                               RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                               BY: /s/ James B. Rubin
                               ------------------------------------------
                               James B. Rubin, Manager